EXCLUSIVE SUPPLY AND SOLE SOURCE AGREEMENT

This Exclusive Supply and Sole Source Agreement (the "Agreement"), is entered into as of the 12 day of November, 2006 (the "Effective Date") by and between FARMERGY, Inc. ("FARMERGY") and Solar Night Industries, Inc. ("SNI").

RECITALS

WHEREAS, FARMERGY is in the business of consulting and advising Agricultural Businesses with respect to conservation and generation of energy and selling products designed for both purposes directly to Agricultural Businesses;

WHEREAS, SNI is in the business of locating manufacturing and integrating and installing equipment for energy conservation and generation;

WHEREAS, the parties desire that SNI locate manufacturing partners, purchase, warehouse, and sell to FARMERGY various types of Energy Products (as defined herein);

WHEREAS, the parties desire that FARMERGY purchase all of its requirements for these Energy Products from SNI; and

WHEREAS, the parties by this Agreement desire to set forth their various rights and responsibilities regarding the sale and purchase of such Energy Products.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

AGREEMENT

1.0 DEFINITIONS.

1.1 “Agricultural Business” shall mean any business or sole proprietorship that derives at least 20% of its revenue from the sale of agricultural products or that holds itself out to the public as a business or sole proprietorship that engages primarily in farming or ranching activities.

1.2 "Energy Products" shall mean (i) the products listed on Schedule 1.1 hereto; (ii) products similar to those products; (iii) any other products that are used in the generation or conservation of energy (iv) any product used to deliver such energy to a user or the electrical grid; and (v) any New Products developed hereunder.

1.3 "Intellectual Property" shall mean all rights of a person or entity in, to, or arising out of: (i) any U.S. or foreign patent (or any similar right) or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights and registrations and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; and (iv) any other proprietary rights anywhere in the world.

1.4 “New Products” shall mean any product not listed on Schedule 1.1 hereto but for which a Purchase Order is submitted by Farmergy.

1.5 "Shareholder Agreement" shall mean that certain Shareholder Agreement of even date herewith between FARMERGY, SNI, Steve Barr and Mark Green.

1.6 "Specifications" means the specifications for the Energy Products set forth in any Purchase Order or Technical Proposal.

1.7 "Purchase Order" means a written order from FARMERGY delivered to SNI requesting SNI to sell an Energy Product and stating the proposed unit numbers and specifications of the Energy Product, the location at which the Energy Product will be installed (the "Worksite") and any special conditions thereof that might affect the fabrication or testing of the Energy Product, shipping instructions, any request for SNI to supply labor for installation, if applicable, a requested testing schedule and procedure, and the requested delivery date. The Purchase Order may also include a reference to a "Technical Proposal" of FARMERGY to the end purchaser, including such information as price, scope of work, system functionality, delivery schedule, and acceptance test criteria.

2.0 SALES

2.1 Sale.

(a) Manufacturing and Sale. Upon FARMERGY submitting Purchase Orders therefor and pursuant to the terms and conditions of this Agreement, SNI agrees to sell all Energy Products ordered by FARMERGY to FARMERGY or its designated Affiliates, and, subject to Section 2.1(c), FARMERGY agrees to purchase such Energy Products from SNI.

(b) SNI Exclusivity. Provided that FARMERGY fulfills its obligations under this Agreement or unless FARMERGY provides prior written consent, SNI shall not sell any Energy Products directly or to any Agricultural Business (whether sold by SNI or sold by a licensee, distributor, integrator, broker or any other third party authorized by SNI) to any other entity in the business of soliciting and transacting sales for Energy Products to Agricultural Businesses (excluding de minimis sales not a regular part of such business), the owners or operators of any Agricultural Business, or any residence or business sitting on ten acres or more of Property dedicated solely to that residence or business in any country with fewer than 200,000 residents.

(c) FARMERGY Exclusivity and Sole Source. For so long as SNI is capable of selling to FARMERGY its required supply of Energy Products in accordance with the terms hereof, FARMERGY agrees to purchase all of its requirements for Energy Products from SNI. If SNI fails to provide FARMERGY with all its required supply of Energy Products ordered pursuant to this Agreement on any particular Purchase Order reasonably required by FARMERGY, such failure shall not be considered a breach of this Agreement but will entitle to FARMERGY to purchase enough equivalent products from a third party to fulfill such particular Purchase Order.

2.2 Orders and Forecasts.

(a) All purchases and sales between FARMERGY and SNI, whether consummated directly or indirectly through a third party agent of SNI, shall be initiated by FARMERGY's issuance of written Purchase Orders sent via airmail or by telephone or facsimile and then confirmed by written Purchase Orders. The acceptance by SNI of a Purchase Order shall be indicated by written acknowledgment thereof by SNI. In the event of a conflict between the terms and conditions of any Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control as to such conflict, unless the parties agree in writing that the terms and conditions of a particular Purchase Order shall supersede a particular term or condition of this Agreement.

(b) FARMERGY shall have the right to cancel Purchase Order(s) or any portions thereof for any reason by notifying SNI in writing no later than fifteen (15) days after FARMERGY submits its Purchase Order(s) pursuant to Section 2.2(a). Cancellation shall be effective upon SNI's receipt of the written cancellation notice from FARMERGY. SNI shall cease all work on such canceled purchase order(s) in accordance with the cancellation notice. In the event that SNI incurs any costs in connection with preparing for or commencing work on a Purchase Order that is canceled pursuant to this provision, including without limitation costs for materials, drawings or labor, FARMERGY shall reimburse SNI for such reasonable costs within thirty (30) days of receiving an invoice therefor.

2.3 Delivery and Shipping. SNI shall ship the Energy Products to FARMERGY's Worksite suitably packaged for shipment in SNI’s standard containers. All shipping costs from SNI’s facility to the Worksite shall be prepaid by SNI but invoiced to FARMERGY.

2.4 Insurance and Risk of Loss. Immediately following delivery of the Energy Product to the Worksite, FARMERGY shall be responsible for and shall bear any and all risk of loss of or damage to the Energy Product. FARMERGY shall, at its expense, take out and maintain insurance in an amount at least equal to the Purchase Price covering all risks of loss or damage to the Energy Product. Such insurance shall name SNI as an insured party and shall provide for an insurer's waiver of subrogation in favor of all insured parties. Prior to delivery of the Energy Product to the Worksite, SNI shall be responsible for and shall bear any and all risk of loss of or damage to the Energy Product. SNI, at its expense, shall maintain insurance in an amount equal to or greater than the value of all Energy Products that SNI is shipping to FARMERGY, such insurance to cover all risks of loss or damage to the Energy Products.

2.5 Site Conditions and Provisions by Purchaser. FARMERGY, at its own expense, shall provide at the Worksite reasonable means of access as shall be set forth in the Technical Specifications. Additional provisions and conditions related to Worksite conditions and installation may be attached to the Purchase Order and acceptance thereof.

2.6 Changes, Delays. At any time prior to delivery, FARMERGY may request in writing any substitutions, deviations, additions, or deletions (hereinafter referred to as "Changes") in the Energy Product and in the specifications or drawings incorporated in this Agreement or the Purchase Order. All of the terms and conditions of this Agreement shall apply to such Changes. If SNI's performance is delayed by any such Changes or by other causes within control of FARMERGY, FARMERGY agrees to reimburse SNI for reasonable and documented expenses incurred as a result of such delay, including without limitation. Upon request by FARMERGY, SNI shall provide to FARMERGY an itemized list of all such expenses with supporting documentation. In such event, FARMERGY also agrees to excuse the delay and accept SNI's performance at any appropriately deferred completion date.

2.7 Test and Inspection by FARMERGY.

(a) All Energy Products delivered by SNI may be subject to incoming receiving inspection by FARMERGY at the Worksite.

(b) Within five days of delivery of the Energy Product to the Worksite, FARMERGY shall inspect the Energy Product for damage incurred during shipping and conformity to the Purchase Order. If FARMERGY determines that the order it has received does not conform to the Purchase Order, or is damaged during shipment, FARMERGY shall notify SNI in writing within ten days of the date of delivery of the Energy Product to the Worksite and SNI shall at its own expense repair or replace such Energy Product.

2.8 Customer Satisfaction. At least once per year during the term of this Agreement, SNI shall circulate a customer satisfaction survey satisfactory to both parties to all customers who have purchased Energy Products from FARMERGY. In the event that 15% or more of the respondents in such survey indicate that they are not satisfied with such Energy Product for any reason other than services provided by FARMERGY, FARMERGY shall have the right to terminate this Agreement by written notice if within six months thereafter SNI is not able to demonstrate customer satisfaction with respect to at least 85% of the customers purchasing Energy Products from FARMERGY.

2.9 Enterprise Resource Planning. SNI shall be responsible for maintaining date files and inventory information within the Enterprise Resource Planning system used by FARMERGY. FARMERGY shall provide all licenses and access codes required for such.

3.0 PRICE AND PAYMENT.

3.1 Price. FARMERGY will pay to SNI for Energy Products (other than New Products) as follows:

(a) FARMERGY will pay to SNI the actual costs to SNI, including all shipping, import fees, carriage insurance, or other actual costs paid by SNI to have such Energy Product delivered to its facilities for a Energy Product, (the “Base Cost”) plus an amount equal to one-half of the difference between that amount of the price that such Energy Product is sold by FARMERGY (as set forth in the Purchase Order) and the Base Price (the “Additional Payment”), provided that the Additional Payment shall not be less than eight percent or more than twenty percent of the Base Cost, unless the parties agree to a different pricing scenario in the Purchase Order.

3.2 Payment Method.

(a) FARMERGY shall pay SNI for all Energy Products (other than New Products) ordered by FARMERGY as follows. Within ten (10) days of SNI's acceptance of an FARMERGY Purchase Order, FARMERGY shall pay to SNI a deposit equal to ten percent (10%) of the Purchase Price. Eighty percent (80%) of the purchase price shall be paid within 30 days of delivery to the Worksite. Ten percent (10%) of the Purchase Price shall be held by FARMERGY as a retainer, to be paid within fifteen (15) days after the completion of the installation of the Energy Product but in no event more than sixty days after delivery (the “last Payment Date”).

(b) In addition to the Purchase Price, FARMERGY shall pay all shipping costs, taxes (including without limitation, state, federal, local sales or value added taxes and personal property taxes), import or export duties, and business license fees to ship the Energy Product from SNI’s facilities to the Worksite, as shall be set forth in the Purchase Order. Any of the foregoing for which SNI has a legal obligation of payment may be invoiced by SNI to FARMERGY for payment within fifteen (15) days unless FARMERGY furnishes SNI with the applicable tax exemption certificate or direct payment certificate. FARMERGY hereby indemnifies and holds SNI harmless from and against any claims by any third party for payment of any of the foregoing taxes or fees. FARMERGY shall have the right to audit all records relating to Energy Products at least once every six months during the term of this Agreement by written notice to SNI. SNI shall be required to pay the costs of such audit if the variance in prices charged by SNI from the amounts actually owed hereunder is more than ten percent in favor of FARMERGY.

4.0 NEW PRODUCTS.

In the event that FARMERGY desires to purchase an Energy Product that is not included on Schedule 1.1 hereto, FARMERGY shall submit a purchase order for such which shall set out in detail the technical specifications and any other requirements for such product. SNI shall have 10 days from receipt of such Purchase Order to determine if it can acquire such product and the Base Cost, payment terms chargeable and applicable delivery terms for such New Product, which shall be set forth in writing to FARMERGY. FARMERGY shall have 10 days to accept such terms in writing. If FARMERGY accepts such terms, the Purchase Order shall be deemed accepted and FARMERGY shall be required to make payments for such New Products as set forth in the Purchase Order, except that the Additional Payment attributable to such shall be payable on or before the Last Payment Date for such New Product.

5.0 TERM AND TERMINATION.

5.1 Term of this Agreement. This Agreement shall become effective on November 12, 2006 (the “Effective Date”) and shall continue in force until November 12, 2016 (such period, the "Term") unless terminated earlier pursuant to Section 8.3.

5.2 Renewal Option. During the Term and through any Extension Period, FARMERGY shall have the option, in its sole discretion, to extend the Term for successive one (1) year periods (each such period an "Extension Period"). FARMERGY shall exercise its option to extend the Term by giving SNI written notice no later than sixty (60) days prior to the end of the Term or Extension Period thereof.

5.3 Termination. This Agreement may be terminated only in accordance with the following:

(a) Either party hereto may terminate this Agreement for cause if the other party hereto becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, which petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

(b) Either party hereto may terminate this Agreement for cause if the other party breaches any express material term or condition of this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach. If the nature of the cure for any non-monetary breach is such that it is reasonably expected to take longer than sixty (60) days, the breaching party shall be given an additional forty-five (45) calendar days to cure such breach, provided the cure is commenced during the original sixty (60) day period and is diligently carried out thereafter. In the event the material breach is not cured within the periods specified above after delivery of the notice, the non-breaching party may terminate this Agreement in writing as of a date specified in the termination notice. The terminating party shall have all rights and remedies available at law or equity as well as any other rights and remedies set forth in this Agreement.

(c) By a party to this Agreement after six months notice that such party has sold at least 50% of its outstanding capital stock or substantially all of its assets to an unrelated third party.

(d) In accordance with Section 2.10 hereof.

5.4 Survival. The provisions of Sections 4.4 (Survival), 6.0 (Warranties and Indemnification), 7.0 (Confidentiality), 8.0 (Jurisdiction and Applicable Law), and 9.0 (Miscellaneous) shall survive termination of this Agreement for any reason.

6.0 WARRANTIES AND INDEMNIFICATION.

6.1 Warranties. SNI represents and warrants as follows:

(a) That it owns or has full legal right to sell the Energy Products and that it has satisfied any and all applicable conditions precedent to such sale and that the sale by it of the Energy Products hereunder does not violate any obligations to or rights of third parties.

(b) That it has full power to enter into this Agreement, to carry out its respective obligations pursuant to this Agreement, and to grant the rights granted pursuant to this Agreement. Further, SNI represents and warrants that it has obtained all corporate, third party, and governmental approvals necessary to enter into this Agreement and carry out the transaction contemplated thereby.

(c) That it is not engaged in nor has it been notified of any potential claims, suits, actions, investigations, or proceedings relating to any Intellectual Property rights concerning the Energy Products. SNI will immediately give written notice to FARMERGY of any such event known to it during the term of this Agreement.

(d) SNI warrants that (a) the Energy Product shall be free from all liens, charges or encumbrances, except any lien of SNI in respect of any unpaid portion of the Purchase Price; (b) the Energy Product shall be free from defects in material and workmanship and shall conform to the specifications of the Energy Product set forth in a Purchase Order and also conform to the functionality defined in the agreed to Technical Proposal attached to the Purchase Order, if any; and (c) the Energy Product shall be new and, in the absence of specification of a nature consistent with SNI's usual and normal products. SNI shall, at its option, repair or replace (at SNI's expense) any defective Energy Product or component thereof, provided however, that SNI is given written notice of any defect during the warranty period. For this purpose the warranty period shall commence on the earlier of the date of first use or the date on which SNI tendered the Energy Product for use, and the warranty period shall end one year after such commencement date. The date of effective commercial use shall be thirty (30) days after delivery to a Worksite, unless otherwise specified in writing.

FARMERGY shall give SNI prompt written notice of any claim under the foregoing Warranty and permit SNI to inspect the Energy Product in order to verify the defect or nonconformity. Failure of FARMERGY to give SNI such notice and opportunity to inspect shall not relieve SNI of all obligations with respect to such claims.

Subject to SNI's obligations under section 6.2 of this Agreement, FARMERGY's remedies and SNI's obligations in connection with any claim made under this warranty shall be limited to repair or, at SNI's option, replacement of the equipment or part thereof which is found to be defective. Labor performed at the Worksite with regard to such claims is not included in this warranty. FARMERGY shall be responsible for the normal maintenance and repair of the Energy Product and shall perform the same in accordance with generally accepted maintenance procedures or such other procedures as are set forth in maintenance and repair manuals provided by SNI to FARMERGY. SNI shall not be responsible for and shall not be obligated to pay or to reimburse Purchaser for (a) any work or repairs performed on the Energy Product by third parties except for mutually agreed subcontractors, (b) any materials furnished by third parties for use in connection with the Energy Product if the same was undertaken or furnished without mutual prior written consent or (c) any loss or damage arising from improper operation or maintenance of the Equipment or from ordinary wear and tear.

Notwithstanding other provisions of this Article, in instances of a "major failure" during the warranty period. SNI will provide all necessary parts and installation labor, directly or pursuant to the applicable manufacturer’s warranty (in SNI’s description) to correct the defect. A "major failure" is defined as failure of the Energy Product or portion of the Energy Product, to operate as described in the Technical Proposal, which FARMERGY, through the diligent efforts of its maintenance personnel or available contractors, cannot remedy. SNI will immediately dispatch a serviceman upon request and notification of a "major failure" by FARMERGY.

THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN AS SPECIFICALLY SET FORTH ABOVE.

6.2 Indemnity by SNI. SNI agrees to indemnify and hold FARMERGY and its Affiliates harmless from any and all loss, cost, liability, or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from the breach or claimed breach of the above warranties and representations, including but not limited to any such loss, cost, liability, or expense arising out of or resulting from any claim brought by a third party against FARMERGY, including any claims that the Energy Product infringe the Intellectual Property rights of any third party. In the event of any such claim, FARMERGY (or its Affiliate) agrees to notify SNI promptly of the claim and to permit SNI, at SNI's expense, to assume control of the defense thereof with counsel of SNI's choosing, and cooperate with SNI in such defense at SNI's expense.

6.3 FARMERGY's Representations, Warranties, and Covenants.

(a) FARMERGY represents and warrants that it has full power to enter into this Agreement and to carry out its respective obligations pursuant to this Agreement. FARMERGY also represents and warrants that it has obtained all corporate, third party, and governmental approvals necessary to enter into this Agreement and carry out the transaction contemplated thereby.

(b) FARMERGY covenants that it shall not modify any Energy Product without the express written consent of SNI.

6.4 Indemnity by FARMERGY. FARMERGY agrees to indemnify and hold SNI harmless from any and all loss, cost, liability, or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from the breach or claimed breach of the above warranties and representations, including but not limited to any such loss, cost, liability, or expense arising out of or resulting from any claim brought by a third party against SNI. In the event of any such claim, SNI agrees to notify FARMERGY promptly of the claim and to permit FARMERGY at FARMERGY's expense, to assume control of the defense thereof with counsel of FARMERGY's choosing, and cooperate with FARMERGY in such defense at FARMERGY's expense.

7.0 CONFIDENTIAL INFORMATION.

7.1 "Confidential Information" means any information disclosed by one party to the other party in connection with this Agreement and which the disclosing party believes to include confidential information, is designated with an appropriate legend such as "CONFIDENTIAL:" (or other label indicating its confidential status) at the time of disclosure if in documentary or other tangible form, or if such disclosure is initially oral or visual and not reduced to written or documentary form at the time of disclosure, such Confidential Information shall be identified as confidential at the time of disclosure, summarized or identified in a written document that is marked with an appropriate legend indicating its confidential status, and provided to the other party within twenty (20) days following such oral or visual disclosure. For each item of Confidential Information, the party disclosing the item shall be called the "Disclosing Party," and the party receiving the item shall be called the "Receiving Party."

7.2 Confidentiality Obligations. The Receiving Party shall hold all Confidential Information of the Disclosing Party in trust and confidence, and protect it as the Receiving Party would protect its own confidential information (which shall in any event shall be no less than reasonable protection) and shall not use such Confidential Information for any purpose other than that contemplated by this Agreement. Unless agreed by the Disclosing Party in writing, the Receiving Party shall not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any person other than employees and contractors (such as contract manufacturers or software developers) bound to written confidentiality obligations consistent with and at least as stringent as those set forth herein and who have a need to know such Confidential Information for purposes of enabling a party hereto to exercise its rights and perform its obligations pursuant to this Agreement.

7.3 Exceptions. The obligations specified above shall not apply to any Confidential Information to the extent that (a) it is already known to the Receiving Party without restriction prior to the time of disclosure pursuant to this Agreement; (b) it is acquired by the Receiving Party from a third party without confidentiality restriction and does not originate with the Disclosing Party; (c) it is independently developed or acquired by the Receiving Party by employees or contractors without access to such Confidential Information; (d) it is approved for release by written authorization of the Disclosing Party; (e) it is in the public domain at the time it is disclosed or subsequently falls within the public domain through no wrongful action of the Receiving Party; or (f) it is furnished to a third party by the Disclosing Party without a similar restriction on the third party's right.

7.4 Compelled Disclosure. A Receiving Party may disclose Confidential Information if it is disclosed pursuant to the requirement of a court or other governmental agency or disclosure is permitted or required by operation of law, provided that the Receiving Party use its best efforts to notify the Disclosing Party in advance and seeks confidential treatment for such Confidential Information.

7.5 Return of Confidential Information. Upon written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party any Confidential Information in its possession or shall certify in writing as to its destruction. In any event, upon termination of this Agreement for any reason, the Receiving Party shall promptly return all Confidential Information to the Disclosing Party.

7.6 Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information; provided that each party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body or as otherwise required by law; (ii) to legal counsel; (iii) in confidence, to accountants, banks, and financing sources and their advisors; and (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

8.0 JURISDICTION, APPLICABLE LAW, AND DISPUTE RESOLUTION.

8.1 Governing Law and Venue. This Agreement and any matters hereunder shall be governed by and construed in accordance with the internal laws of the State of Missouri, excluding its conflict of law rules. The parties hereto hereby consent to the exclusive jurisdiction and venue of the state and federal courts of Missouri with respect to the resolution of any suit, action or proceeding hereunder. In any such suit, action or proceeding, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' and expenses incurred by the prevailing party in such suit, action or proceeding. For purposes of the immediately preceding sentence, "attorneys' fees" shall include, without limitation: fees for services relating to the claim or dispute rendered prior to litigation (including investigation); at both trial and appellate levels; after judgment in seeking to obtain any execution or enforcement thereof; and in connection with any bankruptcy or similar proceeding.

8.2 Dispute Resolution. The parties agree to adopt the following procedures with respect to the resolution of any disputes or controversies which may arise during the term of this Agreement:

In the event that one party believes that the other party has failed to perform any of its obligations under this Agreement, such party's nominated representative shall promptly so notify the other party's nominated representative in writing and request a performance review meeting. The nominated representatives or their designated representatives will discuss the problem and negotiate for at least 30 days in good faith in an effort to resolve the dispute without any formal proceeding. No litigation for the resolution of such disputes may be commenced until the designated representatives have met and either party has concluded in good faith after 30 days that amicable resolution through continued negotiation does not appear possible.

9.0 MISCELLANEOUS.

9.1 Independent Contractors. Each party acknowledges that the relationship between the parties pursuant to this Agreement is that of independent contractors. No provision of this Agreement shall be construed to (i) constitute the parties as partners, joint venturers or participants in a joint undertaking, or (ii) give any party the power to direct and control the day-to-day activities of the other. Further, no employees of any party shall be deemed or treated as employees of another party, and each party shall be solely responsible for any and all payroll, employment and related taxes, and withholding applicable to its own employees.

9.2 Waiver. Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.

9.3 Conflicts in Provisions. In the event of any apparent conflicts or inconsistencies between this Agreement and any Exhibits hereto, to the extent possible such provisions shall be interpreted so as to make them consistent, and if such is not possible, the provisions of this Agreement shall prevail.

9.4 Headings. The Section headings herein are for reference and convenience only and shall not enter into the interpretation hereof.

9.5 Severability. To the extent than any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.

9.6 Assignment. Any assignment permitted hereunder shall be subject to the written consent of the assignee to all the terms and provisions of this Agreement. This provision shall not be construed to prevent the assignment of this Agreement or any rights hereunder to a secured lender as collateral for a loan or to prevent the use by either party of independent contractors in the ordinary course of business.

9.7 Authority. Each party warrants to the other party that it has the authority to enter into this Agreement and that all necessary corporate or other approvals have been or will be obtained.

9.8 Notices. Any notice required or permitted pursuant to this Agreement shall be in writing delivered by hand, overnight courier, telecopy, facsimile, or certified or registered mail to the address first set forth above and shall be effective upon receipt

9.9 Amendment. No alternation, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either party unless made in writing and signed by duly authorized representatives of both parties.

9.10 Approvals and Similar Actions. Wherever agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld. For purposes of this Agreement, Jason Loyet shall have the full authority and be designated as the contact person for SNI and Mark Green shall be designated as such for FARMERGY, until such time as such person is changed by written notice to the other party.

9.11 Force Majeure. In the event of any condition or contingency, existing or future, which is beyond the reasonable control and without the fault or negligence of either party ("Event of Force Majeure") which prevents or delays, or materially increases the cost of, the performance under this Agreement, each party shall be entitled to an appropriate and reasonable extension of time for performance and an equitable adjustment of the Purchase Price. Events of Force Majeure shall include, without limitation, Acts of God, fire, floods, transport delays, labor disputes, and interference by military or civil authorities. If an Event of Force Majeure occurs, the party whose performance is affected shall take reasonable measures to mitigate and minimize the effect of such Event and to continue with the performance of its obligations under this Agreement.

9.12 Limitation of Liability. Notwithstanding any other provision of this Agreement, SNI shall not be liable to FARMERGY or anyone claiming through FARMERGY for any special, incidental, indirect or consequential damages of any kind whatsoever, whether such damages arise from the use, inability to use, failure of, defects in, the conditions of, delay in delivery of, or nondelivery of, the Energy Product or otherwise.

9.13 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof; except for the Shareholders Agreement, there are no other agreements, understandings, representations, or promises between the parties with respect to the subject matter of this Agreements.

9.14 Construction. This Agreement is the result of negotiation between the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either party. Any ambiguity shall not be interpreted against the drafting party.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

FARMERGY, INC.

Mark Green, President

SOLAR NIGHT INDUSTRIES, INC.

/s/ Jason Loyet

Jason Loyet, President
11/13/2006